Exhibit 2.1

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
As of December 31, 2024 StoneCo Ltd. (“we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common shares, par value US$0.000079365 per share	STNE	The Nasdaq Global Select Market
StoneCo Ltd. is a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies. Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Cayman Companies Act, or the Companies Act generally.
Our affairs are governed principally by: (1) Articles of Association; (2) the Companies Act; and (3) the common law of the Cayman Islands. As provided in our Amended and Restated Memorandum and Articles of Association, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is at Harneys Fiduciary (Cayman) Limited, Fourth Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.
For the avoidance of doubt, our Amended and Restated Memorandum and Articles of Association are collectively referred to below as the “Articles of Association.”
CLASS A COMMON SHARES
Item 9. General
9.A.3 Preemptive rights
See “-Item 10.B Memorandum and articles of association-Preemptive or Similar Rights” below.
9.A.5 Type and class of securities
As of December 31, 2024, our authorized share capital is US$50,000 divided into 630,000,000 shares of a par value of US$0.000079365 each. All of our outstanding share capital is fully paid. Our Class A common shares are in book-entry form, registered in the name of each shareholder or its nominee. The authorized but unissued shares are presently undesignated and may be issued by the board of directors as common shares of any class or as shares with preferred, deferred or other special rights or restrictions.
Our Articles of Association authorize two classes of common shares: Class A common shares, and Class B common shares. Any holder of Class B common shares may convert his or her shares at any time into Class A common shares on a share-for-share basis. The rights of the two classes of common shares are otherwise identical, except as described below.
As of December 31, 2024, 297,322,430 Class A common shares and 16,925,090 Class B common shares were issued, fully paid and outstanding, and the Company holds 28,234,941 Class A common shares in treasury.
Item 9.A.6. Limitations or qualifications
Not applicable.
Item 9.A.7. Other rights
Not applicable.

Item 10.B Memorandum and articles of association
The following information describes our Class A common shares and provisions set forth by our Articles of Association, the Companies Act; and the common law of the Cayman Islands. This description is only a summary. You should read and refer to our Articles of Association included as Exhibit 1.1 hereto.
Description of Our Memorandum and Articles of Association
History of Share Capital
On October 24, 2018, the registration statement on Form F-1 (File No 333-227634) relating to our initial public offering of our class A common shares was declared effective by the SEC. On October 25, 2018, we commenced our initial public offering and on October 29, 2018, we closed our initial public offering.

Exhibit 2.1
General
Our shareholders adopted the Articles of Association at the 2023 Annual General Meeting on August 29, 2023. The following summary is subject to and qualified in its entirety by the Articles of Association. This is not a summary of all the significant provisions of our Articles of Association, of the Companies Act or of the common law of the Cayman Islands and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2023.
Corporate Purposes
Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of Cayman Companies Act, or the Companies Act generally.
Class A and Class B Common Shares
Holders of our Class A and Class B common shares who are nonresidents of the Cayman Islands may freely hold and vote their shares.
The following summarizes the rights of holders of our Class A and Class B common shares:
•each holder of Class A common shares is entitled to one vote per share on all matters to be voted on by shareholders generally, including the election of directors;
•each holder of Class B common shares is entitled to 10 votes per share on all matters to be voted on by shareholders generally, including the election of directors;
•the holders of our Class A common shares and Class B common shares are entitled to dividends and other distributions as may be recommended and declared from time to time by our board of directors out of funds legally available for that purpose, if any; and
•upon our liquidation, dissolution or winding up, each holder of Class A common shares and Class B common shares will be entitled to share equally on a pro rata basis in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities.

The Articles of Association provide that at any time when there are Class A common shares in issue, Class B common shares may only be issued pursuant to: (a) a share split, subdivision or similar transaction or as contemplated in the Articles of Association; or (b) a business combination involving the issuance of Class B common shares as full or partial consideration. A business combination, as defined in the Articles of Association, would include, amongst other things, a statutory amalgamation, merger, consolidation, arrangement or other reorganization.
Share Repurchase
The Cayman Companies Act and the Articles of Association permit us to purchase our own shares, subject to certain restrictions. The board of directors may only exercise this power on behalf us, subject to the Cayman Companies Act, the Articles of Association and to any applicable requirements imposed from time to time by the SEC, the applicable stock exchange on which our securities are listed.
Preemptive or Similar Rights
The Class A common shares and Class B common shares are not entitled to preemptive rights upon transfer and are not subject to conversion (except as described below under “-Conversion”), redemption or sinking fund provisions.
Conversion
At the option of the holder, a Class B common share may be converted at any time into one Class A common share. In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, whether or not for value, except for certain transfers described in the Articles of Association, including transfers to affiliates, one or more trustees of a trust established for the benefit of the shareholder or their affiliates, and partnerships, corporations and other entities owned or controlled by the shareholder or their affiliates. Furthermore, each Class B common share will convert automatically into one Class A common share and no Class B common shares will be issued thereafter if, at any time, the voting power of outstanding Class B common shares represents less than 10% of the aggregate voting power of the Class A common shares and Class B common shares then outstanding.
No class of our common shares may be subdivided or combined unless the other class of common shares is concurrently subdivided or combined in the same proportion and in the same manner.

Exhibit 2.1
Transfer of Shares
Subject to any applicable restrictions set forth in the Articles of Association, any shareholder of ours may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or in the form prescribed by Nasdaq or any other form approved by our board of directors.
The Class A common shares are traded on the Nasdaq stock exchange in book-entry form and may be transferred in accordance with the Articles of Association and rules and regulations of Nasdaq or of any recognized stock exchange on which our securities are listed.
However, our board of directors may, in its absolute discretion, decline to register any transfer of any common share which is either not fully paid up to a person of whom it does not approve or is issued under any share incentive scheme for employees which contains a transfer restriction that is still applicable to such common share. The board of directors may also decline to register any transfer of any ordinary share unless:
•a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as the board of directors may from time to time require is paid to us in respect thereof;

•the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;
•the instrument of transfer is in respect of only one class of shares;
•the instrument of transfer is properly stamped, if required;
•the common shares transferred are free of any lien in favor of us; and
•in the case of a transfer to joint holders, the transfer is not to more than four joint holders.
If the directors refuse to register a transfer they are required, within two months after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.
Transmission of Shares
Our Articles of Association provide provisions for the transmission of shares where a person becomes entitled to a share in consequence of the death or bankruptcy of a shareholder. These provisions include, amongst other things, provisions relating to Class B common shares and that no conversion is applicable upon transmission of such shares to a new holder who must be an affiliate (as defined in the Articles of Association) of the previous holder.
Limitations on the Rights to Own Securities
As provided in our Articles of Association, our Class A common shares may be issued to individuals, corporations, trusts, estates of deceased individuals, partnerships and unincorporated associations of persons. Our Articles of Association contain no limitation on the rights to own our shares and no limitation on the rights of non-Cayman Islands residents or foreign shareholders to hold or exercise voting rights.
Directors
We are managed by our board of directors. The Articles of Association provide that, unless otherwise determined by a special resolution of shareholders, the board of directors will be composed of five to 11 directors, with the number being determined by a majority of the directors then in office. There are no provisions relating to the retirement of directors upon reaching an age limit.
Each director shall be appointed and elected for a term ending at the next annual general meeting of the shareholders or until his or her death, resignation or removal, subject to any applicable provision set forth in the Articles of Association.
A Director is not required to hold any shares in us by way of qualification nor is there any specified upper or lower age limit for directors either for accession to or retirement from the board.
The board of directors may also delegate any of its powers to committees consisting of such Director(s) or other person(s) as the board of directors thinks fit, and from time to time it may also revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to persons or purposes, but every committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may from time to time be imposed upon it by the board of directors.

Exhibit 2.1
Appointment, Disqualification and Removal of Directors
Subject to our Articles of Association, directors shall be elected by an ordinary resolution of the shareholders.
Before the expiration of his or her term of office, a director may only be removed for cause by ordinary resolution in accordance with the provisions of our Articles of Association and as subject to specific provisions in respect of founding directors. Cause shall mean, in relation to a director, the occurrence of any of the following events: (a) the person’s conviction by final judgment issued by a competent court or declaration of guilt before a competent court with respect to any offense considered an intentional crime or punishable by detention, or a torpid act, intentional fraud, improbity, theft or anti-ethical business conduct in the jurisdiction involved; (b) fraud, theft, financial dishonesty, misappropriation or embezzlement of funds by the person, whether before or after the date of his or her election, that adversely affects us; (c) breach or wilful misconduct by the person in the performance of its obligations, including, among others, (i) uninterrupted or repeated omission or refusal to perform the obligations and duties established in our Articles of Association or in the applicable laws, (ii) incapacity, by the person, to comply with the obligations and duties as a result of an alcohol or drug addiction; or (d) willful misconduct that causes material damages to or that adversely affects the our financial situation or commercial reputation.
Executive Officers
Our executive officers are primarily responsible for the day-to-day management of our business and for implementing the general policies and directives established by our board of directors. Our board of directors is responsible for establishing the roles of each executive officer.
The Articles of Association provide that the board of directors may appoint such officers as they consider necessary on such terms, at such compensation and to perform such duties, and subject to such provisions as to disqualification and removal as the board of directors may think fit. Unless otherwise specified in the terms of his or her appointment an officer may be removed by the board of directors.
Power to Allot and Issue Shares and Warrants
Subject to the provisions of the Cayman Companies Act, the Articles of Association and without prejudice to any special rights conferred on the holders of any shares or class of shares, any share may be issued with or have attached to it such rights, or such restrictions, whether with regard to dividend, voting, return of capital or otherwise, as the board of directors may determine. Any share may be issued on terms that, upon the happening of a specified event or upon a given date and either at our option or the option of the holder of the share, it is liable to be redeemed.
The board of directors may issue warrants to subscribe for any class of shares or other securities of ours on such terms as we may from time to time determine.
We will not issue shares or warrants to bearer.

Subject to the provisions of the Cayman Companies Act, the Articles of Association and, where applicable, the rules of Nasdaq or any recognized stock exchange on which our securities are listed and without prejudice to any special rights or restrictions for the time being attached to any shares or any class of shares, all of our unissued shares shall be at the disposal of the board of directors, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times, for such consideration and on such terms and conditions as it in its absolute discretion thinks fit, provided that no shares shall be issued at a discount below par value.
Neither we nor the board of directors shall be obliged, when making or granting any allotment of, offer of, option over or disposal of shares, to make, or make available, any such allotment, offer, option or shares to members or others whose registered addresses are in any particular territory or territories where, in the absence of a registration statement or other special formalities, this is or may, in the opinion of the board of directors, be unlawful or impracticable. However, no member affected as a result of the foregoing shall be, or be deemed to be, a separate class of members for any purpose whatsoever.
Power to Dispose of our Assets of or any of our Subsidiaries
While there are no specific provisions in the Articles of Association relating to the disposal of our assets or any of our subsidiaries, the board of directors may exercise all powers and do all acts and things which may be exercised or done or approved by us and which are not required by the Articles of Association or the Cayman Companies Act to be exercised or done by us in general meeting, but if such power or act is regulated by us in general meeting, such regulation shall not invalidate any prior act of the board of directors which would have been valid if such regulation had not been made.

Exhibit 2.1
Borrowing Powers
The board of directors may exercise all of our powers to raise or borrow money, to mortgage or charge all or any part of the undertaking, property and uncalled capital of ours and, subject to the Cayman Companies Act, to issue debentures, bonds and other securities of ours, whether outright or as collateral security for any debt, liability or obligation of ours or of any third party.
Compensation
The Directors shall be entitled to receive, as ordinary compensation for their services, such sums as shall from time to time be determined by the board of directors or us in general meeting, as the case may be, such sum (unless otherwise directed by the resolution by which it is determined) to be divided among the Directors in such proportions and in such manner as they may agree or, failing agreement, either equally or, in the case of any Director holding office for only a portion of the period in respect of which the compensation is payable, pro rata. The Directors shall also be entitled to be repaid all expenses reasonably incurred by them in attending any board of directors meetings, committee meetings or general meetings or otherwise in connection with the discharge of their duties as Directors. Such compensation shall be in addition to any other compensation to which a Director who holds any salaried employment or office with us may be entitled by reason of such employment or office.
Any Director who, at our request, performs services which in the opinion of the board of directors go beyond the ordinary duties of a Director may be paid such special or extra compensation as the board of directors may determine, in addition to or in substitution for any ordinary compensation as a Director. An executive director appointed to be a managing director, joint managing director, deputy managing director or other executive officer shall receive such compensation and such other benefits and allowances as the board of directors may from time to time decide. Such compensation shall be in addition to his or her ordinary compensation as a director.

The board of directors may establish, either on its own or jointly in concurrence or agreement with our subsidiaries or companies with which we are associated in business, or may make contributions out of our monies to, any schemes or funds for providing pensions, sickness or compassionate allowances, life assurance or other benefits for employees (which expression as used in this and the following paragraph shall include any Director or former Director who may hold or have held any executive office or any office of profit with us or any of our subsidiaries) and former employees of ours and their dependents or any class or classes of such persons.
The board of directors may also pay, enter into agreements to pay or make grants of revocable or irrevocable, whether or not subject to any terms or conditions, pensions or other benefits to employees and former employees and their dependents, or to any of such persons, including pensions or benefits additional to those, if any, to which such employees or former employees or their dependents are or may become entitled under any such scheme or fund as mentioned above. Such pension or benefit may, if deemed desirable by the board of directors, be granted to an employee either before and in anticipation of, or upon or at any time after, his or her actual retirement.
Loans and Provision of Security for Loans to Directors
We shall not directly or indirectly make a loan to a Director or a director of any holding company of ours or any of our respective close associates, enter into any guarantee or provide any security in connection with a loan made by any person to a Director or a director of any holding company of ours or any of our respective close associates, or, if any one or more Directors hold(s) (jointly or severally or directly or indirectly) a controlling interest in another company, make a loan to that other company or enter into any guarantee or provide any security in connection with a loan made by any person to that other company.
Disclosure of Interest in Contracts with us or any of our Subsidiaries
With the exception of our office of auditor, a Director may hold any other office or place of profit with us in conjunction with his or her office of Director for such period and upon such terms as the board of directors may determine, and may be paid such extra compensation for that other office or place of profit, in whatever form, in addition to any compensation provided for by or pursuant to the Articles of Association. A Director may be or become a director, officer or member of any other company in which we may be interested, and shall not be liable to account to us or the members for any compensation or other benefits received by him as a director, officer or member of such other company. The board of directors may also cause the voting power conferred by the shares in any other company held or owned by us to be exercised in such manner in all respects as we think fit, including the exercise in favor of any resolution appointing the directors or any of them to be directors or officers of such other company.

Exhibit 2.1
No Director or intended Director shall be disqualified by his or her office from contracting with us, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to us for any profit realized by any such contract or arrangement by reason only of such Director holding that office or the fiduciary relationship established by it. A Director who is, in any way, materially interested in a contract or arrangement or proposed contract or arrangement with us shall declare the nature of his or her interest at the earliest meeting of the board of directors at which he or she may practically do so.
There is no power to freeze or otherwise impair any of the rights attaching to any share by reason that the person or persons who are interested directly or indirectly in that share have failed to disclose their interests to us.

A Director shall not vote or be counted in the quorum on any resolution of the board of directors in respect of any contract or arrangement or proposal in which he or she or any of his or her close associate(s) has/have a material interest, and if such Director shall do so, his or her vote shall not be counted nor shall such Director be counted in the quorum for that resolution, but this prohibition shall not apply to any of the following matters:
•the giving of any security or indemnity to the Director or his or her close associate(s) in respect of money lent or obligations incurred or undertaken by him or any of them at our request of or for our benefit or any of our subsidiaries;
•the giving of any security or indemnity to a third party in respect of a debt or obligation of ours or any of our subsidiaries for which the Director or his or her close associate(s) has/have himself/themselves assumed responsibility in whole or in part whether alone or jointly under a guarantee or indemnity or by the giving of security;
•any proposal concerning an offer of shares, debentures or other securities of or by us or any other company which we may promote or be interested in for subscription or purchase, where the Director or his or her close associate(s) is/are or is/are to be interested as a participant in the underwriting or sub-underwriting of the offer;
•any proposal or arrangement concerning the benefit of our employees or any of our subsidiaries, including the adoption, modification or operation of either: (i) any employees’ share scheme or any share incentive or share option scheme under which the Director or his or her close associate(s) may benefit; or (ii) any of a pension fund or retirement, death or disability benefits scheme which relates to Directors, their close associates and employees of ours or any of our subsidiaries and does not provide in respect of any Director or his or her close associate(s) any privilege or advantage not generally accorded to the class of persons to which such scheme or fund relates; and
•any contract or arrangement in which the Director or his or her close associate(s) is/are interested in the same manner as other holders of shares, debentures or other securities of ours by virtue only of his or her/their interest in those shares, debentures or other securities.
Proceedings of the Board of Directors
The Articles of Association provide that subject to the provisions of the Cayman Companies Act, the Articles of Association, the applicable stock exchange rules and any directions given by Ordinary or Special Resolution, our business and affairs will be managed by, or under the direction or supervision of, the board of directors. The board of directors shall have all the powers necessary for managing, and for directing and supervising, our business and affairs. A duly convened meeting of the board of directors at which a quorum is present may exercise all powers exercisable by the board of directors. Subject to the provisions of the Articles of Association, the board of directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.
Chairman and Vice-Chairman
The board of directors will have a chairman who is elected and appointed by the founder shareholders to act as the chairman at board meetings as long as the founder shareholders hold at least 25% of all outstanding voting powers of the shareholders. Where the founder shareholders do not have such voting power then the board of directors shall have a chairman elected and appointed by the board of directors to act as the Chairman at board meetings. A Vice-Chairman may be elected to act in the absence of the Chairman at board meetings by the board of directors.

Exhibit 2.1
The period for which the Chairman and/or the Vice-Chairman shall hold office shall be determined in accordance with the Articles of Association. The chairman shall preside as Chairman at every meeting of the board of directors at which he is present. Where the Chairman is not present at a meeting of the board of directors, the Vice-Chairman, if any, shall act as Chairman, or in his absence, the attending directors of the board of directors may choose one director to be the chairman of the meeting.
Alterations to the Constitutional Documents and Our Name
To the extent that the same is permissible under Cayman Islands law and subject to the Articles of Association, our Articles of Association may only be altered or amended, and our name may only be changed, with the sanction of a Special Resolution of ours together with the consent of the founder shareholders as set out in our Articles of Association.
Liquidation Rights
If we are voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between us and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set-off or netting of claims between us and any person or persons (including without limitation any bilateral or any multilateral set-off or netting arrangements between us and any person or persons) and subject to any agreement between us and any person or persons to waive or limit the same, shall apply our property in satisfaction of its liabilities pari passu and subject thereto shall distribute the property amongst the shareholders according to their rights and interests in us.
Changes to Capital
Pursuant to the Articles of Association, we may from time to time by ordinary resolution:
•increase our authorized share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;
•consolidate and divide all or any of our share capital into shares of a larger amount than its existing shares;
•convert all or any of our paid-up shares into common shares and reconvert those common shares into paid-up shares of any denomination;
•subdivide our existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or
•cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.
Mergers and Consolidations
Our Articles of Association provide that subject to the Cayman Companies Act and the rules of any applicable stock exchange, we will, with the approval of a special resolution, have the power to merge or consolidate with one or more constituent companies, upon such terms as the directors may determine, provided that any such merger or consolidation shall require the consent of the founder shareholders.

Meetings of Shareholders
Special and Ordinary Resolutions
Special resolutions must be passed in accordance with the Cayman Companies Act, which requires that resolutions must passed by at least two-thirds of our shareholders who are entitled to vote in person or by proxy at a general meeting where notice specifying the intention to propose such resolution as a special resolution has been duly given.
Under the Cayman Companies Act, a copy of any special resolution must be forwarded to the Registrar of Companies in the Cayman Islands.
An ordinary resolution, by contrast, is a resolution passed by a simple majority of the votes of our members as, being entitled to do so, vote in person or, in the case of members which are corporations, by their duly authorized representatives or by proxy at a general meeting of which notice has been duly given.
A resolution in writing signed by or on behalf of all members shall be treated as an ordinary resolution duly passed at a general meeting of ours duly convened and held, and where relevant as a special resolution so passed.
Voting Rights and Right to Demand a Poll

Exhibit 2.1
Subject to any special rights, restrictions or privileges as to voting for the time being attached to any class or classes of shares at any general meeting: (a) on a poll every member present in person or by proxy or, in the case of a member being a corporation, by its duly authorized representative shall have one vote for every share which is fully paid or credited as fully paid registered in his or her name in our register of members, (each Class B common share shall entitle the holder to 10 votes on all matters subject to a vote at our general meetings) provided that no amount paid up or credited as paid up on a share in advance of calls or installments is treated for this purpose as paid up on the share; and (b) on a show of hands every member who is present in person (or, in the case of a member being a corporation, by its duly authorized representative) or by proxy shall have one vote. Where more than one proxy is appointed by a member which is a Clearing House or its nominee(s), each such proxy shall have one vote on a show of hands. On a poll, a member entitled to more than one vote need not use all his or her votes or cast all the votes he or she does use in the same way.
At any general meeting, a resolution put to the vote of the meeting is to be decided by poll save that the chairman of the meeting may, pursuant to the applicable stock exchange listing rules, allow a resolution to be voted on by a show of hands. Where a show of hands is allowed, before or on the declaration of the result of the show of hands, a poll may be demanded by (in each case by members present in person or by proxy or by a duly authorized corporate representative):
•at least two members;
•any member or members representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or
•a member or members holding shares in us conferring a right to vote at the meeting on which an aggregate sum has been paid equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

Should a Clearing House or its nominee(s) be a member of ours, such person or persons may be authorized as it thinks fit to act as its representative(s) at any meeting of ours or at any meeting of any class of members of ours provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized in accordance with this provision shall be deemed to have been duly authorized without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House or its nominee(s) as if such person were an individual member including the right to vote individually on a show of hands.
Where we have knowledge that any member is, under the applicable stock exchange rules, required to abstain from voting on any particular resolution or restricted to voting only for or only against any particular resolution, any votes cast by or on behalf of such member in contravention of such requirement or restriction shall not be counted.
Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per Class A common share and 10 votes per Class B common share.
Annual General Meetings
As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call annual general meetings; however, our Articles of Association provide that we must hold an annual general meeting each year other than the year of adoption of our Articles of Association. Such meeting must be held at least once every calendar year and take place at such place as may be determined by the board of directors from time to time.
As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as our shareholder at the applicable record date for that meeting and all calls or installments then payable by such shareholder to us in respect of our Class A common shares must have been paid.
Members Requisition of Meetings
No shareholder shall have the power to make a requisition to convene a meeting to directors, other than in circumstances where there are no directors.
Notices of Meetings and Business to be Conducted
An annual general meeting of ours shall be called by at least 20 clear business days’ notice in writing, and any other general meeting of ours shall be called by at least 10 clear business days’ notice in writing. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and must

Exhibit 2.1
specify the time, place and agenda of the meeting and particulars of the resolution(s) to be considered at that meeting and, in the case of special business, the general nature of that business.
Except where otherwise expressly stated, any notice or document (including a share certificate) to be given or issued under the Articles of Association shall be in writing, and may be served by us on any member personally, or by posting it by airmail or by air courier service to such member at his address as appearing in the Register of Members, or by electronic mail to any electronic mail address such ember may have specified in writing for the purposes of such service of notices, or (in the case of a notice) by advertisement in the newspapers, or by placing it on our website. We intend to give notice of each general meeting of shareholders by publication on our website and in any other manner that we may be required to follow in order to comply with Cayman Islands Law, the applicable stock exchange rules and SEC requirements.

Although a general meeting of ours may be called by shorter notice than as specified above, every general meeting may be deemed to have been duly called if it is so agreed by all of our members entitled to attend and vote thereat.
All business transacted at an extraordinary general meeting shall be deemed special business. All business shall also be deemed special business where it is transacted at an annual general meeting, with the exception of certain routine matters which shall be deemed ordinary business.
Quorum for meetings and separate class meetings
The quorum for a general meeting shall be one or more shareholders holding not less than one-third in aggregate of the voting power of all shares in issue and entitled to vote, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. In respect of a separate class meeting (other than an adjourned meeting) convened to sanction the modification of class rights, the necessary quorum shall be persons holding or representing by proxy not less than two-thirds of the issued shares of the applicable class.
Proceedings at General Meetings
Our Articles of Association provide that no business shall be transacted at any meeting unless a quorum is present at the time when the meeting proceeds to business and continues to be present until the conclusion of the meeting. One or more shareholders holding not less than one-third in aggregate of the voting power of all shares in issue and entitled to vote, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, shall represent a quorum.
Proxies
Any member of ours entitled to attend and vote at our meeting is entitled to appoint another person as his or her proxy to attend and vote instead of him. A member who is the holder of two or more shares may appoint more than one proxy to represent him or her and vote on his or her behalf at a general meeting of ours or at a class meeting. A proxy need not be a member of us and shall be entitled to exercise the same powers on behalf of a member who is an individual and for whom he or her acts as proxy as such member could exercise. In addition, a proxy shall be entitled to exercise the same powers on behalf of a member which is a corporation and for which he or she acts as proxy as such member could exercise if it were an individual member. On a poll or on a show of hands, votes may be given either personally (or, in the case of a member being a corporation, by its duly authorized representative) or by proxy.
The instrument appointing a proxy shall be in writing under the hand of the appointor or of his or her attorney duly authorized in writing, or if the appointor is a corporation, either under seal or under the hand of a duly authorized officer or attorney. Every instrument of proxy, whether for a specified meeting or otherwise, shall be in such form as the board of directors may from time to time approve, provided that it shall not preclude the use of the two-way form. Any form issued to a member for appointing a proxy to attend and vote at an extraordinary general meeting or at an annual general meeting at which any business is to be transacted shall be such as to enable the member, according to his or her intentions, to instruct the proxy to vote in favor of or against (or, in default of instructions, to exercise his or her discretion in respect of) each resolution dealing with any such business.
Accounts and Audit
The board of directors shall cause proper books of account to be kept of the sums of money received and expended by us, and of our assets and liabilities and of all other matters required by the Cayman Companies Act

Exhibit 2.1
(which include all sales and purchases of goods by us) necessary to give a true and fair view of the state of our affairs and to show and explain our transactions.

Our books of accounts shall be kept at our head office or at such other place or places as the board of directors decides and shall always be open to inspection by any Director. No member (other than a Director) shall have any right to inspect any account, book or document of ours except as conferred by the Cayman Companies Act, Nasdaq listing rules or ordered by a court of competent jurisdiction or authorized by the board of directors.
The board of directors shall from time to time cause to be prepared and laid before us at our annual general meeting the consolidated statements of financial position, profit or loss, comprehensive income (loss), cash flows and changes in shareholders’ equity (including every document required by law to be annexed thereto), together with a copy of the Directors’ report and a copy of the auditors’ report. Copies of these documents shall be sent to every person entitled to receive notices our general meetings under the provisions of the Articles of Association together with the notice of annual general meeting, not less than 10 days before the date of the meeting.
We shall appoint auditor(s) to hold office from time to time and with such duties as may be agreed with the board of directors. The appointment of and provisions relating to auditors shall be in accordance with any applicable law and Nasdaq listing rules.
The auditors shall audit our financial statements in accordance with generally accepted accounting principles of IFRS or such other standards as may be permitted by Nasdaq.